Exhibit 10.7
GLOBAL RESTRICTED SHARE UNIT AWARD AGREEMENT
FOR CONSULTANTS
UNDER BEIGENE, LTD.
2016 SHARE OPTION AND INCENTIVE PLAN

Name of Grantee:	_____________________________________

No. of Restricted Share Units:	____________________

Grant Date:	____________________

Pursuant to the BeiGene, Ltd. 2016 Share Option and Incentive Plan as amended through the Grant Date (the “Plan”), and this Global Restricted share Unit Award Agreement for Consultants, including any additional terms and conditions for the Grantee’s country set forth in the appendix attached hereto (the “Appendix” and together with the Global Restricted Share Unit Award Agreement, the “Agreement”) BeiGene, Ltd., an exempted company incorporated in the Cayman Islands with limited liability, (the “Company”) hereby grants an award of the number of Restricted Share Units listed above (an “Award”) to the Grantee named above. Each Restricted Share Unit shall relate to one ordinary share, par value US$0.0001 per share of the Company (the “Ordinary Shares”).  The Ordinary Shares may be represented by American Depositary Shares (“ADSs”), and each ADS represents 13 Ordinary Shares. References herein to the issuance of Ordinary Shares shall also refer to the issuance of ADSs on the same basis of one ADS for every 13 Ordinary Shares.  Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless defined differently herein.
1.    Restrictions on Transfer of Award.  This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any Ordinary Shares issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Share Units have vested as provided in Paragraph 2 of this Agreement and (ii) Ordinary Shares have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.
2.    Vesting of Restricted Share Units.  The restrictions and conditions of Paragraph 1 of this Agreement shall lapse on the date(s) specified in the following schedule (the “Vesting Date”) so long as the Grantee remains in a service relationship as a Consultant or employee of the Company or a Subsidiary until and on such dates.  If a series of Vesting Dates is specified, then the restrictions and conditions in Paragraph 1 shall lapse only with respect to the number of Restricted Share Units specified as vested on such date.

Incremental Number of Restricted Share Units Vested	Vesting Date

_____________ (___%)	_______________
_____________ (___%)	_______________
_____________ (___%)	_______________
_____________ (___%)	_______________

Version: May 2023

In determining the number of vested Restricted Share Units at the time of any vesting, the number of Ordinary Shares shall be rounded down to the nearest whole ADS or the nearest increment of 13 Ordinary Shares.
The Administrator may at any time accelerate the vesting schedule specified in this Paragraph 2.
3.    Termination of Service Relationship as a Consultant.
(a)If the Grantee’s service relationship with the Company or a Subsidiary as a Consultant terminates for any reason (including death or disability) prior to the satisfaction of the vesting conditions set forth in Paragraph 2 above, any Restricted Share Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Share Units. For the avoidance of doubt, if the Grantee’s service relationship with the Company or a Subsidiary as a Consultant terminates prior to any scheduled Vesting Date, the Grantee will not earn or be entitled to any pro-rated vesting for any portion of time before the respective Vesting Date during which the Grantee was a Consultant, nor will the Grantee be entitled to any compensation for lost vesting. However, a change in the Grantee’s status from Consultant to employee will not be deemed a termination of service for purposes of the Restricted Share Units.
(b)For purposes of the Restricted Share Units, the Grantee’s service relationship as a Consultant shall be considered terminated as of the date the Grantee is no longer actively providing services to the Company or any of its Subsidiaries (regardless of the reason for such termination and whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where the Grantee is rendering services as a Consultant or the terms of the Grantee’s service agreement, if any) and such date will not be extended by any notice period (e.g., the date would not be delayed by any contractual notice period or any period of “garden leave” or similar period mandated under applicable laws in the jurisdiction where the Grantee is rendering services as a Consultant or the terms of the Grantee’s service agreement, if any). The Administrator shall have the exclusive discretion to determine when the Grantee is no longer actively providing services for purposes of the Restricted Share Units (including whether the Grantee may still be considered to be providing services while on a leave of absence).
4.    Issuance of Ordinary Shares. As soon as practicable following the Vesting Date (but in no event later than two and one-half (2.5) months after the end of the year in which the Vesting Date occurs), the Company shall issue to the Grantee the number of Ordinary Shares equal to the aggregate number of Restricted Share Units that have vested pursuant to Paragraph 2 of this Agreement on such date and the Grantee shall thereafter have all the rights of a shareholder of the Company with respect to such Ordinary Shares.
5.    Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan.

Version: May 2023

6.    Responsibility for Taxes. The Grantee acknowledges that, regardless of any action taken by the Company or, if different, the Subsidiary retaining the Grantee (the “Service Recipient”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable or deemed legally applicable to the Grantee (“Tax-Related Items”) is and remains the Grantee’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Service Recipient. The Grantee further acknowledges that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Share Units, including, but not limited to, the grant, vesting or settlement of the Restricted Share Units, the subsequent sale of Ordinary Shares acquired pursuant to such settlement and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Share Units to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee is subject to Tax-Related Items in more than one jurisdiction, the Grantee acknowledges that the Company and/or the Service Recipient (or former service recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(a)In connection with any relevant taxable or tax withholding event, as applicable, the Grantee agrees to make adequate arrangements satisfactory to the Company and/or the Service Recipient to satisfy all Tax-Related Items. In this regard, provided that the Restricted Share Units do not vest prior to the expiration of the applicable cooling-off period under Rule 10b5-1(c)(1)(ii)(B) of the Exchange Act, measured from the date of the Grantee’s acceptance or deemed acceptance of this Agreement, or if later, the date the Grantee is not in possession of material, non-public information regarding the Company or any securities of the Company (the “Cooling-off Period”), the Grantee authorizes the Company (or its designated agent) to sell the portion of the Ordinary Shares to be delivered under the Grantee’s vested Restricted Share Units necessary to satisfy the Tax-Related Items withholding obligations or rights through a mandatory sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization without further consent) and apply the proceeds of such sales to satisfy the applicable withholding obligations or rights with regard to the Tax-Related Items (a “Sell to Cover”). The Grantee acknowledges that the Grantee may not exercise control over the timing of such Sell to Cover. Notwithstanding anything in this Agreement to the contrary, the Sell to Cover provisions of this Section 6(a) shall not apply to the extent the Grantee has otherwise entered into a separate Rule 10b5-1 trading plan covering the sale of Ordinary Shares subject to the Restricted Share Units to satisfy withholding obligations or rights related to the Tax-Related Items.
(b)Notwithstanding anything to the contrary in Section 6(a), and unless otherwise provided in Section 6(c), the Grantee may elect to satisfy the Tax-Related Items in cash, if (i) the cash payment election is made during an open “window period” as determined in accordance with the Company’s Insider Trading Policy and Special Trading Procedures for Insiders (or any successor program or policy) (the “Insider Trading Policy”); (ii) the Grantee obtains pre-clearance approval from the Company’s compliance officer under the Insider Trading Policy; and (iii) any election to use Sell to Cover with respect to any subsequent vesting event is not given effect unless the Cooling-off period, measured from the date the Grantee elects to use Sell to Cover for the subsequent vesting event, has expired.

Version: May 2023

(c)Notwithstanding anything to the contrary in Section 6(a), the Company may elect to satisfy withholding obligations or rights for Tax-Related Items in one or more of the forms set forth in the following sentence if: (1) the Tax-Related Items withholding obligations or rights arise other than in connection with the vesting (and associated settlement) of the Restricted Share Units or prior to the expiration of the applicable Cooling-off Period, (2) during an open “window period” as determined in accordance with the Company’s Insider Trading Policy, the Company, in its sole discretion, determines to change the Tax-Related Items withholding payment method from the Sell to Cover, or (3) otherwise required or permitted by applicable law, including the requirements of Rule 10b5-1(c)(1) of the Exchange Act. In lieu of the methods of withholding authorized in Section 6(a), the Company and/or the Service Recipient, or their respective agents, at their discretion, are authorized to satisfy any applicable withholding obligations or rights with regard to all Tax-Related Items by (i) withholding from the Grantee’s cash compensation payable to the Grantee by the Company, the Service Recipient and/or any other Subsidiary; or (ii) withholding from Ordinary Shares to be issued to the Grantee upon settlement of the Restricted Share Units (which must be authorized by the Administrator, as constituted in accordance with Rule 16b-3 under the Exchange Act, if the Grantee is subject to Section 16 of the Exchange Act); or (iii) any other method of withholding determined by the Company and permitted by applicable law.
(d)Depending on the withholding method, the Company and/or the Service Recipient may withhold or account for Tax-Related Items by considering statutory withholding amounts or other applicable withholding rates, including maximum rates applicable in the Grantee's jurisdiction(s). In the event of over-withholding, the Grantee may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Ordinary Shares), or if not refunded, the Grantee may seek a refund from local tax authorities. In the event of under-withholding, the Grantee may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Service Recipient. If the obligation or rights for Tax-Related Items are satisfied by withholding from Ordinary Shares, for tax purposes, the Grantee will be deemed to have been issued the full number of Ordinary Shares subject to the vested Restricted Share Units, notwithstanding that a number of the Ordinary Shares is held back solely for the purpose of paying the Tax-Related Items.
(e)    While this Agreement is in effect, the Grantee agrees (i) not to enter into or alter any corresponding or hedging transaction or position with respect to the securities covered by this Agreement (including, without limitation, with respect to any securities convertible or exchangeable into Ordinary Shares) and (ii) not to attempt to exercise any influence over how, when or whether to effect the withholding and sale of Ordinary Shares pursuant to this Paragraph 6, except and only to the extent permitted by the Company. The Grantee agrees to pay to the Company or the Service Recipient any amount of Tax-Related Items that the Company or the Service Recipient may be required to withhold or account for as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Ordinary Shares, or the proceeds of the sale of Ordinary Shares, if the Grantee fails to comply with his or her obligations in connection with the Tax-Related Items.
7.    Section 409A of the Code.  This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.

Version: May 2023

8.    No Obligation to Continue Service Relationship. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee in a service relationship with the Company or a Subsidiary and neither the Plan nor this Agreement shall interfere in any way with the right of the Service Recipient to terminate the service relationship of the Grantee at any time.
9.    Nature of Grant. By accepting the Award, the Grantee acknowledges, understands and agrees that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)    the grant of the Restricted Share Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Share Units, or benefits in lieu of Restricted Share Units, even if Restricted Share Units have been granted in the past;
(c)    all decisions with respect to future restricted share units or other grants, if any, will be at the sole discretion of the Company;
(d)    the Grantee is voluntarily participating in the Plan;
(e)    the grant of the Restricted Share Units does not establish a service relationship between the Grantee and the Company;
(f)    the future value of the Ordinary Shares underlying the Restricted Share Units is unknown, indeterminable, and cannot be predicted with certainty;
(g)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Share Units resulting from the termination of the Grantee’s service relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where the Grantee is providing services or the terms of the Grantee’s service agreement, if any) and/or the application of any recoupment, recovery, or clawback policy otherwise required by applicable laws;
(h)    unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Share Units and the benefits evidenced by this Agreement do not create any entitlement to have the Restricted Share Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Ordinary Shares; and
(i)    neither the Company, the Service Recipient nor any other Subsidiary shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the United States Dollar that may affect the value of the Restricted Share Units or of any amounts due to the Grantee pursuant to the settlement of the Restricted Share Units or the subsequent sale of any Ordinary Shares acquired upon settlement.
10.    Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

Version: May 2023

11.    Appendix. Notwithstanding any provision of this Global Restricted Share Unit Award Agreement for Consultants, if the Grantee resides in a country outside the United States or is otherwise subject to the laws of a country other than the United States, the Restricted Share Units shall be subject to the additional terms and conditions set forth in the Appendix for the Grantee’s country, if any. Moreover, if the Grantee relocates to one of the countries or regions included in the Appendix during the term of the Restricted Share Units, the additional terms and conditions for such country shall apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix forms part of this Agreement.
12.    Language. The Grantee acknowledges that he or she is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Grantee to understand the terms of this Agreement. If the Grantee has received this Agreement, or any other documents related to the Restricted Share Units and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
13.    Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.
14.    Waivers. The Grantee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Grantee or any other Grantee.
15.    Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Cayman Islands, applied without regard to conflict of law principles.
16.    Venue. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the courts of the Cayman Islands, and no other courts, where this grant is made and/or to be performed, and no other courts.
17.    Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
18.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Restricted Share Units and the Ordinary Shares acquired upon settlement of the Restricted Share Units, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Grantee to accept any additional agreements or undertakings that may be necessary to accomplish the foregoing.
19.    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company, or any third party designated by the Company.

Version: May 2023

20.    Insider Trading Restrictions / Market Abuse Laws. By accepting the Restricted Share Units, the Grantee acknowledges that he or she is bound by all the terms and conditions of any Company insider trading policy as may be in effect from time to time. The Grantee further acknowledges that, depending on the Grantee’s country, the broker’s country or the country in which the Ordinary Shares or ADSs are listed, the Grantee may be or may become subject to insider trading restrictions and/or market abuse laws which may affect the Grantee’s ability to accept, acquire, sell or otherwise dispose of Ordinary Shares, rights to Ordinary Shares (e.g., Restricted Share Units) or rights linked to the value of Ordinary Shares during such times as the Grantee is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Grantee placed before the Grantee possessed inside information.  Furthermore, the Grantee could be prohibited from (i) disclosing the inside information to any third party, which may include fellow service providers and (ii) “tipping” third parties or causing them otherwise to buy or sell securities.  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any Company’s insider trading policy as may be in effect from time to time. It is the Grantee’s responsibility to comply with any applicable restrictions, and the Grantee should speak to his or her personal advisor on this matter.
21.    Foreign Asset/Account, Exchange Control and Tax Reporting. The Grantee may be subject to foreign asset/account, exchange control, tax reporting or other requirements which may affect the Grantee’s ability acquire or hold Restricted Share Units or Ordinary Shares under the Plan or cash received from participating in the Plan (including dividends and the proceeds arising from the sale of Ordinary Shares) in a brokerage/bank account outside the Grantee’s country. The applicable laws of the Grantee’s country may require that he or she report such Restricted Share Units, Ordinary Shares, accounts, assets or transactions to the applicable authorities in such country and/or repatriate funds received in connection with the Plan to the Grantee’s country within a certain time period or according to certain procedures. The Grantee is responsible for ensuring compliance with any applicable requirements and should consult his or her personal legal advisor to ensure compliance with applicable laws.

BEIGENE, LTD.

By:
Name:
Title:

Version: May 2023

The undersigned hereby agrees to the terms and conditions of the Agreement.  Electronic agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable. The Grantee is required to affirmatively accept or reject this Award prior to the five-month anniversary of the Grant Date or, if the Grantee is not permitted to trade in securities of the Company (as determined in accordance with the Company’s Insider Trading Policy) as of the five-month anniversary of the Grant Date, the first day on which the Grantee would be permitted to trade (the “Acceptance Deadline”). If the Grantee has not affirmatively accepted or rejected the Award prior to the Acceptance Deadline, the Grantee will be deemed to have accepted this Award and all the terms and conditions set forth in this Agreement as of the Acceptance Deadline. Such deemed acceptance will allow the Ordinary Shares to be released in a timely manner and once released, the Grantee waives any right to assert that the Grantee has not accepted the terms hereof. If the Grantee affirmatively accepts this Award on a date the Grantee is not permitted to trade in securities of the Company (as determined in accordance with the Company’s Insider Trading Policy), the Grantee will be deemed to have accepted this Award and all the terms and conditions set forth in this Agreement as of the first day on which the Grantee would be permitted to trade. If the Grantee rejects the Award, the Award will be cancelled and no benefits from the Award nor any compensation or benefits in lieu of the Award will be provided to the Grantee.

Dated:
Grantee’s signature

Name:

Grantee’s address:

[Signature Page to Global Restricted Share Unit Award Agreement for Consultants
under the 2016 Share Option and Incentive Plan]

Version: May 2023

APPENDIX

GLOBAL RESTRICTED SHARE UNIT AWARD AGREEMENT
FOR CONSULTANTS
UNDER BEIGENE, LTD.
2016 SHARE OPTION AND INCENTIVE PLAN
Capitalized terms used but not defined in this Appendix shall have the same meanings assigned to them in the Plan and/or the Global Restricted Share Unit Award Agreement for Consultants (the “RSU Agreement”).
Terms and Conditions
This Appendix includes additional terms and conditions that govern the Restricted Share Units if the Grantee works and/or resides in one of the countries or regions listed below. If the Grantee is a citizen or resident of a country other than the one in which the Grantee is currently working and/or residing (or is considered as such for local law purposes), or the Grantee transfers to a different country after the Restricted Share Units are granted, the Company will, in its discretion, determine the extent to which the terms and conditions contained herein will apply to the Grantee.
Notifications
This Appendix also includes information regarding certain other issues of which the Grantee should be aware with respect to the Grantee’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries or regions as of May 2023. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Grantee not rely on the information noted herein as the only source of information relating to the consequences of participation in the Plan because the information may be out-of-date at the time the Grantee vests in the Restricted Share Units or sells any Ordinary Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Grantee’s particular situation. As a result, the Company is not in a position to assure the Grantee of any particular result. Accordingly, the Grantee is strongly advised to seek appropriate professional advice as to how the relevant laws in the Grantee’s country may apply to the Grantee’s individual situation.
If the Grantee is a citizen or resident of a country other than the one in which the Grantee is currently working and/or residing (or is considered as such for local law purposes), or if the Grantee transfers residency to a different country after the Restricted Share Units are granted, the notifications contained in this Appendix may not be applicable to the Grantee in the same manner.

Version: May 2023

DATA PRIVACY PROVISIONS FOR ALL CONSULTANTS

(a)Data Collection, Processing and Usage. The Company collects, processes, and uses certain personally-identifiable information about the Grantee; specifically, including the Grantee’s name, home address, email address and telephone number, date of birth, social insurance, passport or other identification number, salary, citizenship, job title, any Ordinary Shares or directorships held in the Company, and details of all Restricted Share Units or any other equity awards granted, canceled, exercised, vested, or outstanding in the Grantee’s favor (“Data”), which the Company receives from the Grantee or the Service Recipient. In granting the Restricted Share Units under the Plan, the Company will collect the Grantee’s Data for purposes of allocating Ordinary Shares and implementing, administering and managing the Plan. The Company collects, processes and uses the Grantee’s Data pursuant to the Company’s legitimate interest of managing the Plan and generally administering equity awards and to satisfy its contractual obligations under the terms of the Agreement.

(b)Stock Plan Administration Service Provider. The Company transfers Data to Morgan Stanley Smith Barney, LLC and certain of its affiliates (“MSSB”), an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share the Grantee’s Data with another company that serves in a similar manner. MSSB will open an account for the Grantee to receive and trade Ordinary Shares acquired under the Plan. The Grantee will be asked to agree on separate terms and data processing practices with MSSB, which is a condition to the Grantee’s ability to participate in the Plan.

(c)International Data Transfers. The Company is incorporated in the Cayman Islands and operates globally through various Subsidiaries. MSSB is based in the United States. The Company can only meet its contractual obligations to the Grantee if the Grantee’s Data is transferred to the Company and MSSB. The Company’s legal basis for the transfer of the Grantee’s Data is to satisfy its contractual obligations under the terms of the Agreement and/or its use of the standard data protection clauses adopted by the EU Commission.

(d)Data Retention. The Company will use the Grantee’s Data only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan or as required to comply with applicable laws, exercise or defense of legal rights, and archiving, back-up and deletion processes. This means the Company may retain the Grantee’s Data after the Grantee’s service relationship has terminated. When the Company no longer needs the Grantee’s Data, the Company will remove it from its systems to the fullest extent practicable. If the Company keeps the Grantee’s Data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be for compliance with relevant laws or regulations.

(e)Data Subject Rights. The Grantee may have a number of rights under data privacy laws in the Grantee’s country of residence. For example, the Grantee’s rights may include the right to (i) request access or copies of Data the Company processes, (ii) request rectification of incorrect Data, (iii) request deletion of Data, (iv) place restrictions on processing, (v) lodge complaints with competent authorities in the Grantee’s country of residence, and/or (vi) request a list with the names and addresses of any potential recipients of the Grantee’s Data. To receive clarification regarding the Grantee’s rights or to exercise the Grantee’s rights, the Grantee should contact the Company’s human resources department.

Version: May 2023

AUSTRALIA
Notifications

Securities Law Information. This offer of Restricted Share Units is being made under Division 1A, Part 7.12 of the Corporations Act 2001 (Cth). Please note that if the Grantee offers Ordinary Shares for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. The Grantee should obtain legal advice on applicable disclosure obligations prior to making any such offer.
Tax Notification. Subdivision 83A-C of the Income Tax Assessment Act, 1997 applies to the Restricted Share Units granted under the Plan, such that the Restricted Share Units are intended to be subject to deferred taxation.
Exchange Control Information. If the Grantee is an Australian resident, exchange control reporting is required for cash transactions exceeding a certain threshold and international fund transfers. If an Australian bank is assisting with the transaction, the bank will file the report on the Grantee’s behalf. If there is no Australian bank involved with the transfer, the Grantee will be required to file the report.

AUSTRIA

Terms and Conditions

Exchange Control Information. If the Grantee holds securities (including Ordinary Shares acquired under the Plan) or cash (including proceeds from the sale of Ordinary Shares) outside Austria, the Grantee may be subject to reporting obligations to the Austrian National Bank. If the value of the Ordinary Shares meets or exceeds a certain threshold, the Grantee must report the securities held on a quarterly basis to the Austrian National Bank as of the last day of the quarter, on or before the 15th day of the month following the end of the calendar quarter. In all other cases, an annual reporting obligation applies and the report has to be filed as of December 31 on or before January 31 of the following year using the Form P2. Where the cash amounts held outside of Austria meet or exceed a certain threshold, monthly reporting obligations apply, as explained in the next paragraph.

If the Grantee sells Ordinary Shares, or receives any cash dividends, the Grantee may have exchange control obligations if the Grantee holds the cash proceeds outside Austria. If the transaction volume of all the Grantee’s accounts abroad meets or exceeds a certain threshold, the Grantee must report to the Austrian National Bank the movements and balances of all accounts on a monthly basis, as of the last day of the month, on or before the 15th day of the following month, on the prescribed form (Meldungen SI-Forderungen und/oder SI-Verpflichtungen).

BRAZIL

Terms and Conditions
Compliance with Law. By accepting the Restricted Share Units, the Grantee acknowledges and agrees to comply with applicable Brazilian laws and to pay any and all applicable Tax-Related Items associated with the vesting of the Restricted Share Units, the receipt of any dividends, and the sale of the Ordinary Shares acquired under the Plan.
Labor Law Acknowledgment. By accepting the Restricted Share Units, the Grantee agrees that the Grantee is (i) making an investment decision and (ii) the value of the underlying Ordinary

Version: May 2023

Shares is not fixed and may increase or decrease over the vesting period without compensation to the Grantee.
Notifications
Exchange Control Information. If the Grantee is resident or domiciled in Brazil, he or she will be required to submit annually a declaration of assets and rights held outside Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than a certain threshold. Quarterly reporting is required if such amount exceeds a certain threshold. Assets and rights that must be reported include Ordinary Shares the Grantee acquires under the Plan and the proceeds realized from the sale of such Ordinary Shares or the receipt of any dividends and may include Restricted Share Units granted under the Plan.
CANADA

Terms and Conditions
Termination of Service Relationship as a Consultant. The following provision replaces Paragraph 3(b) of the RSU Agreement:
For purposes of the Restricted Share Units, the Grantee’s service relationship as a Consultant shall be considered terminated (regardless of the reason for such termination and whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where the Grantee is rendering services or the terms of the Grantee’s service agreement, if any) as of the earlier of (1) the date the Grantee’s service relationship with the Company or any Subsidiary is terminated, or (2) the date the Grantee receives notice of termination of service. In either case, the date shall exclude any period during which notice, pay in lieu of notice or related payments or damages are provided or required to be provided under applicable law in the jurisdiction where the Grantee is providing service (including, but not limited to, statutory law, regulatory law and/or common law). For greater certainty, the Grantee will not earn or be entitled to any pro-rated vesting for that portion of time before the date on which the Grantee’s right to vest terminates, nor will the Grantee be entitled to any compensation for lost vesting.
Notwithstanding the foregoing, if applicable legislation explicitly requires continued entitlement to vesting during a statutory notice period, the Grantee’s right to vest in the Restricted Share Units under the Plan, if any, will terminate effective as of the last day of the Grantee’s minimum statutory notice period, but the Grantee will not earn or be entitled to pro-rated vesting if the Vesting Date falls after the end of the Grantee’s statutory notice period, nor will the Grantee be entitled to any compensation for lost vesting.
The following provisions apply if the Grantee is a resident of Quebec:
Language Consent. Upon request, a French translation of the Plan and the Agreement will be made available to the Grantee as soon as reasonably practicable. The Grantee understands that, from time to time, additional information related to the Plan might be provided in English and such information may not be immediately available in French. However, upon request, the Company will translate into French documents related to the Plan as soon as reasonably practicable.
Consentement Langue. Sur demande, une traduction française du Plan et de l'Accord sera mise à la disposition du Bénéficiaire dès que raisonnablement possible. Le Bénéficiaire comprend que, de temps à autre, des informations supplémentaires relatives au Plan peuvent être fournies en anglais et que ces informations peuvent ne pas être immédiatement disponibles en français.

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Cependant, sur demande, la Société traduira en français les documents relatifs au Plan dès que raisonnablement possible.
Data Privacy. This provision supplements the Data Privacy Provisions for All Consultants paragraph in this Appendix:
The Grantee hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Grantee further authorizes the Company, the Service Recipient and/or any other Subsidiary to disclose and discuss the Plan with their advisors. The Grantee further authorizes the Company and the Service Recipient to record such information and to keep such information in the Grantee’s file. The Grantee acknowledges and agrees that the Grantee’s personal information, including sensitive personal information, may be transferred or disclosed outside the province of Quebec, including to the United States. If applicable, the Grantee also acknowledges that the Company, the Service Recipient, MSSB, and other parties involved in the administration of the Plan may use technology for profiling purposes and to make automated decisions that may have an impact on the Grantee or the administration of the Plan.
Notifications
Securities Law Information. The Grantee will not be permitted to sell or otherwise dispose of any Ordinary Shares acquired under the Plan within Canada. The Grantee will only be permitted to sell or dispose of any Ordinary Shares under the Plan if such sale or disposal takes place outside Canada on the facilities on which such shares are traded (i.e., the Nasdaq Global Select Market).

CHINA
The following terms and conditions apply to me if the Grantee is subject to exchange control restrictions and regulations in China (regardless of the Grantee’s nationality and residency status), including the requirements imposed by the State Administration of Foreign Exchange (the “SAFE”), as determined by the Company in its sole discretion:
Restriction on Sale. Notwithstanding the Plan and any other provision of the Agreement to the contrary, the Grantee will not be permitted to sell any Ordinary Shares acquired under the Plan unless and until the necessary approvals have been obtained from the SAFE and remain effective, as determined by the Company in its sole discretion.
Designated Broker. The Grantee acknowledges that all Ordinary Shares acquired under the Plan will be deposited into a designated account established with a broker designated by the Company. The Grantee further acknowledges that the Grantee may not transfer Ordinary Shares out of the account at any time.
Sale of Ordinary Shares. The Grantee acknowledges and agrees that the Company may require the Grantee to sell any Ordinary Shares acquired under the Plan at such time(s) as determined by the Company in its discretion due to local legal and regulatory requirements, as well as the terms of any approval issued by the SAFE (including within a specified period following the Grantee’s termination of service). Further, the Grantee expressly and explicitly authorizes the Company to issue instructions, on the Grantee’s behalf, to the Company's designated broker or any other brokerage firm and/or third party administrator engaged by the Company to hold any Ordinary Shares and other amounts acquired under the Plan by the Grantee to sell such Ordinary Shares as may be required to comply with the terms of the Company's SAFE approval and/or applicable

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legal and regulatory requirements. In this regard, the Grantee acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of Ordinary Shares at any particular price.
Repatriation and Other Exchange Control Requirements.  The Grantee acknowledges and agrees that he or she will be required to immediately repatriate to China the cash proceeds from the sale of any Ordinary Shares the Grantee acquires under the Plan, as well as any cash dividends paid on such Ordinary Shares, through a foreign disbursement account held by the Company's designated broker to a special exchange control account established by a Designated Subsidiary in China. The Grantee further acknowledges and agrees that any proceeds from the sale of any Ordinary Shares or the receipt of any cash dividends may be transferred to such special account prior to being delivered to the Grantee. In this regard, the Grantee also understands that the proceeds will be delivered to the Grantee as soon as possible, but there may be delays in distributing the funds to the Grantee due to exchange control requirements in China. As proceeds will be paid to the Grantee in either U.S. dollars or Renminbi (at the Company's discretion), the Grantee understands that the Grantee may be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this U.S. dollar account. The Grantee agrees to bear any remittance fees charged by banks or other financial institutions to handle the payment of my proceeds from the sale of Ordinary Shares. The Grantee further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.
Administration. The Grantee acknowledges that the Company will not be liable for any costs, fees, lost interest or dividends or other losses the Grantee may incur or suffer resulting from the enforcement of the terms of this Appendix or otherwise from the Company’s operation and enforcement of the Plan and the Agreement in accordance with Chinese law including, without limitation, any applicable SAFE rules, regulations and requirements.
FRANCE
Terms and Conditions
Language Consent. By accepting the Restricted Share Units, the Grantee confirms having read and understood the documents relating to the Restricted Share Units which were provided to the Grantee in English.

En acceptant l'attribution d’actions gratuites « Restricted Share Units », le Grantee confirme avoir lu et compris les documents relatifs aux Restricted Share Units qui ont été communiqués au Grantee en langue anglaise.

Notifications

Type of Grant. The Restricted Share Units are not granted as “French-qualified” awards and are not intended to qualify for the special tax and social security treatment applicable to shares granted for no consideration under Sections L. 225-197-1 to L. 225-197-6 and Sections L. 22-10-59 to L. 22-10-60 of the French Commercial Code, as amended.

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GERMANY
Notifications
Exchange Control Information. Cross-border payments in excess of a certain threshold in connection with the sale of securities (including Ordinary Shares acquired under the Plan) and/or the receipt of dividends paid on securities must be reported to the German Federal Bank (Bundesbank). In addition, the Grantee understands if the Grantee acquires Ordinary Shares with a value in excess of this amount under the Plan or sells Ordinary Shares via a foreign broker, bank or service provider and receive proceeds in excess of this amount, the Grantee must report the payment to the Bundesbank. The report must be filed either electronically using the “General Statistics Reporting Portal” (“Allgemeine Meldeportal Statistik”) available via the Bundesbank’s website (www.bundesbank.de) or via such other method (e.g., by email or telephone) as is permitted or required by the Bundesbank. The report must be submitted monthly or within other such timing as is permitted or required by the Bundesbank. The Grantee should consult the Grantee’s personal legal advisor to ensure compliance with the applicable reporting requirements.

HONG KONG
Terms and Conditions
Settlement. This provision supplements Paragraph 2 of the RSU Agreement:
Notwithstanding anything to the contrary in the Plan, the Restricted Share Units will be settled in Ordinary Shares only, not cash.
Sale of Shares. In the event the Restricted Share Units vest within six months of the Grant Date, the Grantee agrees that not to dispose of the Ordinary Shares acquired prior to the six-month anniversary of the Grant Date.
Notifications
Securities Law Information. WARNING: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. Hong Kong residents are advised to exercise caution in relation to the offer. If Hong Kong residents are in any doubt about any of the contents of this document, they should obtain independent professional advice. The Restricted Share Units and Ordinary Shares acquired under the Plan do not constitute a public offering of securities under Hong Kong law and are available only to employees and certain other service providers of the Company or its Subsidiaries. The Agreement, the Plan and other incidental communication materials (i) have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, and (ii) are intended only for the personal use of each eligible employee or other service provider of the Company or any Subsidiary and may not be distributed to any other person.

ISRAEL

Notifications
Securities Law Information. This grant does not constitute a public offering under the Securities Law, 1968.

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ITALY

Terms and Conditions
Plan Document Acknowledgement. By accepting the Restricted Share Units, the Grantee acknowledges that he or she has received a copy of the Plan, has reviewed the Plan and the Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Agreement. The Grantee further acknowledges that he or she has read and specifically and expressly approves the following clauses in the Agreement: Paragraph 1: Restrictions on Transfer of Award; Paragraph 2: Vesting of Restricted Share Units; Paragraph 6: Responsibility for Taxes; Paragraph 9: Nature of Grant; Paragraph 15: Choice of Law; Paragraph 16: Venue; Paragraph 18: Imposition of Other Requirements; Paragraph 19: Electronic Delivery and Acceptance; and the Data Privacy Provisions for all Consultants set forth above in this Appendix.

JAPAN
Notifications

Exchange Control Information. If the Grantee acquires Ordinary Shares valued at more than a certain threshold in a single transaction, the Grantee must file a Securities Acquisition Report with the Ministry of Finance (“MOF”) through the Bank of Japan within twenty (20) days of the acquisition of the Ordinary Shares.

KOREA
There are no country-specific provisions
NETHERLANDS
There are no country-specific provisions.
NEW ZEALAND
Notifications
Securities Law Information. The Grantee is being offered Restricted Share Units which, if vested, will entitle the Grantee to acquire Ordinary Shares in accordance with the terms of the Agreement and the Plan. The Ordinary Shares, if issued, will give the Grantee a stake in the ownership of the Company. The Grantee may receive a return if dividends are paid.
If the Company runs into financial difficulties and is wound up, the Grantee will be paid only after all creditors and holders of preference shares (if any) have been paid. The Grantee may lose some or all of the Grantee’s investment, if any.
New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision. The usual rules do not apply to this offer because it is made under an employee share scheme. As a result, the Grantee may not be given all the information usually required. The Grantee will also have fewer other legal protections for this investment. The Grantee is advised to ask questions, read all documents carefully, and seek independent financial advice before committing.

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The Ordinary Shares (in the form of ADSs) are quoted on the Nasdaq Global Select Market. This means that if the Grantee acquires Ordinary Shares under the Plan, the Grantee may be able to sell the Ordinary Shares on the Nasdaq Global Select Market if there are interested buyers. The Grantee may get less than the Grantee invested. The price will depend on the demand for the Ordinary Shares.
For information on risk factors impacting the Company’s business that may affect the value of the Ordinary Shares, the Grantee should refer to the risk factors discussion on the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are filed with the U.S. Securities and Exchange Commission and are available online at www.sec.gov, as well as on the Company’s “Investor Relations” website at http://ir.beigene.com/.
POLAND
Notifications
Exchange Control Information. Polish residents holding foreign securities (including Ordinary Shares) and maintaining accounts abroad must report information to the National Bank of Poland on transactions and balances of the securities and cash deposited in such accounts if the value of such transactions or balances exceeds a certain threshold. If required, the reports must be filed on a quarterly basis on special forms available on the website of the National Bank of Poland. In addition, transfers of funds into and out of Poland in excess of a certain threshold (or a different threshold if such a transfer of funds is connected with the business activity of an entrepreneur) must be made via a bank account held at a bank in Poland. Polish residents are required to store all documents related to any foreign exchange transactions for a period of five years. The Grantee understands that the Grantee is responsible for complying with all applicable exchange control regulations.
SINGAPORE
Terms and Conditions
Restrictions on Sale and Transferability. The Grantee hereby agrees that any Ordinary Shares acquired pursuant to the Restricted Share Units will not be sold or offered for sale in Singapore, unless such sale or offer is made: (1) after six (6) months of the Grant Date, (2) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”), or (3) pursuant to, and in accordance with, the conditions of any other applicable provisions of the SFA.
Notifications

Securities Law Information. The grant of the Restricted Share Units is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA, under which it is exempt from the prospectus and registration requirements under the SFA and is not made with a view to the Ordinary Shares being subsequently offered for sale to any other party. The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore.

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SPAIN

Terms and Conditions

Labor Law Acknowledgment. The following provision supplements Paragraph 10 of the RSU Agreement:

By accepting the Restricted Share Units, the Grantee acknowledges that the Grantee consents to participation in the Plan and has received a copy of the Plan.
A termination of service for any reason (including for the reasons listed below) will automatically result in the forfeiture of any unvested Restricted Share Units; in particular, the Grantee understands and agrees that the Restricted Share Units will be forfeited without entitlement to the underlying Ordinary Shares or to any amount as indemnification in the event of a termination of service prior to vesting by reason of, including, but not limited to, resignation, disciplinary dismissal with or without cause, or individual or collective layoff with or without cause.
Furthermore, the Grantee understands that the Company has unilaterally, gratuitously, and in its sole discretion decided to grant Restricted Share Units under the Plan to individuals who may be Consultants to the Company or any of its Subsidiaries throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company or any Subsidiary, other than to the extent set forth in the Agreement. Consequently, the Grantee understands that the Restricted Share Units is offered on the assumption and condition that the Restricted Share Units and any Ordinary Shares acquired under the Plan are not part of any service contract (either with the Company or any Subsidiary), and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation), or any other right whatsoever. In addition, the Grantee understands that this offer would not be made but for the assumptions and conditions referred to above; thus, the Grantee acknowledges and freely accepts that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of or right to the Restricted Share Units shall be null and void.
Notifications
Securities Law Information. The Restricted Share Units do not qualify under Spanish regulations as securities. No “offer of securities to the public”, as defined under Spanish law, has taken place or will take place in the Spanish territory. The Agreement has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.
Exchange Control Information. The Grantee is required to electronically declare to the Bank of Spain any security accounts (including brokerage accounts held abroad), as well as the securities (including Ordinary Shares acquired under the Plan) held in such accounts if the value of the transactions for all such accounts during the prior year or the balances of such accounts as of December 31 of the prior year exceeds a certain threshold.
Different thresholds and deadlines to file this declaration apply. However, if neither such transactions during the immediately preceding year nor the balances / positions as of December 31 exceed a certain threshold, no such declaration must be filed unless expressly required by the Bank of Spain. If any of such thresholds were exceeded during the current year, the Grantee may be required to file the relevant declaration corresponding to the prior year, however, a summarized form of declaration may be available.

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SWEDEN
Terms and Conditions
Responsibility for Taxes. The following provision supplements Paragraph 6 of the RSU Agreement:
Without limiting the Company’s and the Service Recipient’s authority to satisfy their withholding obligations for any Tax-Related Items as set forth in this Paragraph 6 of the RSU Agreement, by accepting the grant of the Restricted Share Units, the Grantee authorizes the Company and/or the Service Recipient to withhold or sell Ordinary Shares otherwise deliverable to the Grantee upon vesting in order to satisfy the Tax-Related Items, regardless of whether the Company and/or the Service Recipient has an obligation to withhold such Tax-Related Items.
SWITZERLAND
Notifications
Securities Law Information. Neither this document nor any materials relating to the Ordinary Shares (i) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than an Consultant to the Company or one of its Subsidiaries or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to Article 51 or any Swiss regulatory authority, including the Swiss Financial Supervisory Authority (FINMA).
TAIWAN
Notifications
Securities Law Information. The offer of participation in the Plan is available only for eligible service providers of the Company and any Subsidiary. The offer of participation in the Plan is not a public offer of securities by a Taiwanese company.
Exchange Control Information. The Grantee understands and acknowledges that the Grantee may acquire and remit foreign currency (including proceeds from the sale of Ordinary Shares of the Company) into Taiwan up to a certain threshold per year. The Grantee further understands that if the transaction amount is a certain threshold or more in a single transaction, the Grantee must submit a Foreign Exchange Transaction Form and also provide supporting documentation to the satisfaction of the remitting bank. The Grantee acknowledges that the Grantee should consult his or her personal legal advisor to ensure compliance with applicable exchange control laws in Taiwan.
TURKEY
Terms and Conditions
Securities Law Information. Under Turkish law, the Grantee is not permitted to sell any Ordinary Shares acquired under the Plan in Turkey. The Shares are currently traded on the Nasdaq Global Select Market, which is located outside Turkey, under the ticker symbol “BGNE” and the Ordinary Shares may be sold through this exchange.

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Financial Intermediary Obligation. The Grantee acknowledges that any activity related to investments in foreign securities (e.g., the sale of Ordinary Shares) should be conducted through a bank or financial intermediary institution licensed by the Turkey Capital Markets Board and should be reported to the Turkish Capital Markets Board. The Grantee is solely responsible for complying with this requirement and should consult with a personal legal advisor for further information regarding any obligations in this respect.
UNITED ARAB EMIRATES
Terms and Conditions
Securities Law Information. The Restricted Share Units are granted under the Plan only to select service providers of the Company and its Subsidiaries and are in the nature of providing equity incentives in the United Arab Emirates. The Plan and the Agreement are intended for distribution only to such service providers and must not be delivered to, or relied on by, any other person. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If the Grantee does not understand the contents of the Plan and the Agreement, the Grantee should consult an authorized financial adviser. The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any documents in connection with the Plan. Neither the Ministry of Economy nor the Dubai Department of Economic Development has approved the Plan or the Agreement nor taken steps to verify the information set out herein, and has no responsibility for such documents.
UNITED KINGDOM
Terms and Conditions

Responsibility for Taxes. The following provisions supplement Paragraph 6 of the RSU Agreement:

Without limitation to Paragraph 6 of the RSU Agreement, the Grantee agrees that the Grantee is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by the Company or the Service Recipient or by HM Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Grantee also agrees to indemnify and keep indemnified the Company or the Service Recipient against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Grantee’s behalf.

Notwithstanding the foregoing, if the Grantee is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply if the indemnification can be viewed as a loan. In such case, if the amount of any income tax due is not collected from or paid by the Grantee within 90 days of the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income taxes may constitute a benefit to the Grantee on which additional income tax and national insurance contributions (“NICs”) may be payable. The Grantee will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company or the Service Recipient, as applicable, any NICs due on this additional benefit, which the Company or the Service Recipient may recover from the Grantee by any of the means referred to in Paragraph 6 of the RSU Agreement.

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URUGUAY

Terms and Conditions

Knowledge of Language. The Grantee expressly declares that the Grantee has full knowledge of English and that the Grantee read, understood and freely accepted the terms and conditions established in the Plan.
Conocimiento de Idioma. El Beneficiario (“Grantee”) declara expresamente que tiene pleno conocimiento del idioma inglés y que ha leído, comprendí y libremente acepté los términos y condiciones establecidas en el Plan.

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